UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2022

ADAMS RESOURCES & ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7908	74-1753147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17 South Briar Hollow Lane, Suite 100, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 881-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	AE	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Cadence Credit Facility

On October 27, 2022, Adams Resources & Energy, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) between and among the Company, GulfMark Asset Holdings, LLC and Service Transport Company, each a wholly-owned subsidiary of Adams, as borrowers (the “Borrowers”), Cadence Bank, as administrative agent, swingline lender and issuing lender, and the other lenders party thereto (collectively, the “Lenders”). All capitalized words used in this description of the Credit Agreement without definition have the meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for (a) a revolving credit facility that allows for borrowings up to $60 million in aggregate principal amount from time to time (the “Revolving Credit Facility”) and (b) a Term Loan in aggregate principal amount of $25 million (the “Term Loan”).

The Credit Agreement replaces the Borrowers’ prior $60 million credit facility with Wells Fargo Bank, National Association (“Wells Fargo”) as Agent and Issuing Lender, entered into May 4, 2021. In connection with Borrowers’ termination of its prior credit facility with Wells Fargo, Borrowers and Wells Fargo deposited cash equaling 103% of the face value of three letters of credit previously issued by Wells Fargo in May 2021. The three letters of credit are fully collateralized, have no associated debt, and no draws against any of the letters of credit are pending.

For each borrowing under the Revolving Credit Facility, the applicable Borrower may elect whether such loans bear interest at (i) the Base Rate plus Applicable Margin for Base Rate Loans; or (ii) Term SOFR plus the Applicable Margin for SOFR Loans. The Base Rate is the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.5% and (c) Adjusted Term SOFR for a one month tenor in effect on the date of determination plus 1.0%. The Applicable Margin to be added to a Base Rate borrowing under either (a), (b) or (c) in the preceding sentence is an amount determined quarterly between 1.00% and 2.00% depending on the Company’s consolidated total leverage ratio. The Applicable Margin to be added to a Term SOFR borrowing under the Revolving Credit Facility is an amount determined quarterly between 2.00% and 3.00% depending on the Company’s consolidated total leverage ratio. A commitment fee of 0.25% per annum accrues on the daily average unused amount of the commitments of the Lenders under the Revolving Credit Facility. The Company may obtain letters of credit under the Revolving Credit Facility up to a maximum amount of $30 million. The amount of the Company’s outstanding letters of credit reduces availability under the Revolving Credit Facility. The Revolving Credit Facility matures on October 27, 2027 unless earlier terminated.

The Term Loan amortizes on a 10 year schedule with quarterly payments beginning December 31, 2022, and matures on October 27, 2027 unless earlier accelerated. The Term Loan may be prepaid in whole or in part without premium or penalty, and must be prepaid with proceeds of any future debt issuance, the proceeds of any equity issuance to the extent proceeds exceed $2 million in any quarter with limited exceptions, and the proceeds of certain asset dispositions. The Term Loan bears interest at the SOFR Rate plus the Applicable Margin for SOFR Rate Loans as described above.

Pursuant to the terms of the Credit Agreement, Adams is required to maintain compliance with the following financial covenants on a pro forma basis, after giving effect to any borrowings (in each case commencing with the fiscal quarter ending December 31, 2022): (i) the Consolidated Total Leverage Ratio shall not be greater than 2.50 to 1.00; (ii) the Asset Coverage Ratio shall not be less than 2.00 to 1.00; and (iii) the Consolidated Fixed Charge Coverage Ratio shall not be less than 1.25 to 1.00. Each of such ratios is calculated as outlined in the Credit Agreement and subject to certain exclusions and qualifications described therein.

The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants. The affirmative covenants require Adams to provide the Lenders with certain financial statements, business plans, compliance certificates and other documents and reports and to comply with certain laws. The negative covenants restrict each of the Borrowers’ ability to incur additional indebtedness, create additional liens on its assets, make certain investments, dispose of its assets or engage in a merger or other similar transaction or engage in transactions with affiliates, subject, in each case, to the various exceptions and conditions described in the Credit Agreement. The negative covenants further restrict each of the Borrowers’ ability to make certain restricted payments.

The Borrowers’ obligations under the Credit Agreement are secured by a pledge of substantially all of their personal property and substantially all of the personal property of certain other direct and indirect subsidiaries of Adams.

The foregoing is a summary description of certain terms of the Credit Agreement and does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

KSAI Stock Repurchase

On October 31, 2022, the Company entered into a Stock Repurchase Agreement (the “Stock Purchase Agreement”) with KSA Industries, Inc. (“KSAI”) and certain members of the family of the late Kenneth Stanley Adams, Jr., the Company’s founder (collectively, the “Sellers”). Prior to the transaction, KSAI was the Company’s largest stockholder. Under the terms of the Repurchase Agreement, the Company purchased an aggregate of 1,942,433 shares of its common stock from the Sellers for an aggregate purchase price of $69.9 million, at a price per share of $36.00 per share. Following the transaction, the Company will have 2,452,404 shares of common stock outstanding. The purchase price was funded with the proceeds of the $25 million term loan under the Company’s new credit facility with Cadence Bank, described in more detail above, with the balance funded with cash on hand.

The transactions contemplated by the Repurchase Agreement were reviewed and approved by a special committee of the Company’s board of directors, which received (among other things) fairness and solvency opinions from leading national advisory firms.

The foregoing is a summary description of certain terms of the Repurchase Agreement and does not purport to be complete, and is qualified in its entirety by reference to the full text of the Repurchase Agreement, which is attached hereto as Exhibit 10.2 hereto and incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

The information in Item 1.01 above is incorporated into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated into this Item 2.03.

Item 5.03. Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.

On October 27, 2022, the Company’s Board of Directors adopted amendments to its Amended and Restated Bylaws (as amended, the “Bylaws”), effective immediately. Among other things, the Bylaws:

•Clarify that stockholder meetings and board meetings may be held by means of remote communication;

•Provide that notice of a stockholder meeting will be provided between 10 and 60 days (formerly 50 days) prior to the meeting, which is the period permitted by Delaware law;

•Reflect updates to requirements about stockholder lists at stockholder meetings and meeting adjournment notices, consistent with recent amendments to the Delaware General Corporation Law;

•Enhance procedural mechanics and disclosure requirements in connection with stockholder nominations of directors and submission of stockholder proposals (other than proposals to be included in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended) made in connection with annual and special meetings of stockholders, including:

◦Requiring advance notice by a stockholder wishing to submit a stockholder proposal for consideration at an annual meeting, to be delivered to the Company in most cases not less than 90 days nor more than 120 days before the anniversary of the prior year’s meeting, which notice must include certain information about the stockholder proponent, any material interest of such stockholder in the matter, and any agreements such stockholder has with other parties and, in the case of a stockholder seeking to nominate a director, information about the proposed nominee, and a representation whether the stockholder intends to solicit proxies under the new “universal proxy” rules adopted by the SEC; and

◦Requiring any stockholder-nominated director candidate to provide the Company with certain information in questionnaires, with a representation and agreement stating, among other things, that he or she has not given any commitment or assurance that he or she will vote a certain way on any matter, and agreeing to comply with board policies in place that apply to directors;

•Outline procedures to be followed at a special meeting called by stockholders and the required form and content of a request for a special meeting by stockholders;

•Provide that no special meeting called by a stockholder shall be held if, among other things, the request does not comply with the Bylaws or applicable law or if an identical or substantially similar item of business is included in the Company’s notice of an annual or special meeting that has been called but has not yet been held or that is called for a date within 90 days of the stockholder’s request for a special meeting, or if an identical or substantially similar item was presented at an annual or special meeting of stockholders held not more than 12 months before the request for a special meeting, or not more than 120 days before the request in the case of election or removal of directors and certain related matters;

•Address the establishment of a record date for determining the stockholders entitled to act by written consent, and the appointment of an inspector of elections to confirm the validity of any action by written consent of stockholders;

•Simplify the description of the duties of certain officers;

•Provide more detailed provisions about establishing record dates for determining stockholders entitled to receive notice of a stockholder meeting, to vote at a meeting, or to receive dividends or other distributions;

•Include a Delaware forum selection provision to provide that the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for certain corporate-law related claims;

•Include a federal forum selection provision for claims asserting a cause of action under the Securities Act of 1933, as amended; and

•Provide that the vote required in order for stockholders to approve amendments to the Bylaws is the majority of the outstanding stock entitled to vote on the matter.

The foregoing general description of the amendments to the Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws set forth in Exhibit 3.2 to this Form 8-K and incorporated in this Item by reference.

Item 8.01. Other Events.

On November 1, 2022, Adams issued a press release announcing the execution of the new Credit Agreement and the execution of the Repurchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

3.2	Amended and Restated Bylaws of Adams Resources & Energy, Inc.
10.1
Credit Agreement dated October 27, 2022 by and among Adams Resources & Energy, Inc., GulfMark Asset Holdings, LLC, Service Transport Company, and Cadence Bank, as administrative agent, swingline lender and issuing lender, and the other lenders party thereto.

10.2	Stock Repurchase Agreement dated October 31, 2022 by and among Adams Resources & Energy, Inc., KSA Industries, Inc. and the other parties identified as sellers therein.
99.1	Press Release dated November 1, 2022.

104	Cover Page Interactive Data File — the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESOURCES & ENERGY, INC.

Date:	November 1, 2022	By:	/s/ Tracy E. Ohmart
Tracy E. Ohmart
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)